FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
2023 LONG-TERM INCENTIVE PLAN
The 2023 Long-Term Incentive Plan (the “Plan”) was adopted pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan (the “PEP”). By this instrument, the Company desires to amend the Plan as set forth below.
1.The fourth, fifth, and sixth bullet points (out of 13 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•A full Performance Share Award will be provided to an Officer upon an Officer’s Separation from Service due to a Qualifying Change in Control Termination. In addition, a prorated Performance Share Award will be provided to an Officer under the circumstances described below.
oAll Officers, except Terminating Officers, shall be entitled to receive a prorated Performance Share Award if the Officer has a Separation from Service in the second half of the Performance Period (in other words, between July 1, 2024 and December 31, 2025) due to death, Disability, Retirement or Impaction. A prorated Performance Share Award will not be paid to an Officer who incurs a Separation from Service for any of these reasons during the first half of the Performance Period or to an Officer who incurs a Separation from Service for any other reason other than a Qualifying Change in Control Termination prior to the last day of the Performance Period.
oA Terminating Officer shall be entitled to receive a prorated Performance Share Award if the Terminating Officer becomes Disabled during the second half of the Performance Period or incurs a Separation from Service in the second half of the Performance Period due to death, Retirement or Impaction. A prorated Performance Share Award will not be paid to a Terminating Officer who becomes Disabled during the first half of the Performance Period or incurs a Separation from Service

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for any of these reasons during the first half of the Performance Period. If a Terminating Officer incurs a Separation from Service prior to the last day of the Performance Period for any reason other than as set forth in this paragraph or due to a Qualifying Change in Control Termination, the Terminating Officer will not be entitled to receive an Award. Solely for purposes of this Plan, a “Terminating Officer” is defined as the Company’s Chief Executive Officer and Senior Vice President and General Counsel (each determined as of the first day of the Performance Period).
2.The eighth bullet point (out of 13 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•Except as set forth below in the “Special Rules for Avangrid Merger” section, upon an Officer’s Separation from Service at any time during the Performance Period due to a Qualifying Change in Control Termination, all Performance Shares will vest at the end of the Performance Period, or such earlier time as determined under the terms of the PEP, based on the level of achievement of the performance goals in accordance with the applicable provisions of the PEP.
3.The eleventh bullet point (out of 13 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
oIf a Terminating Officer ceases to be an Officer and subsequently becomes Disabled or terminates employment due to death, Retirement or Impaction, the Committee may pay a prorated Performance Share Award to the former Terminating Officer, provided the individual was an Officer for at least half of the Performance Period.
4.Section 1(b) (Performance Share Awards – Separation from Service; Forfeiture) of Attachment D (2023 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(b)    Separation from Service; Forfeiture. Unless an Officer qualifies for a full or prorated Award as described in the Plan due to a Qualifying Change in Control Termination, a Disability, a Separation from Service during the second half of the
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Performance Period due to death, Disability, Retirement, or Impaction, or as otherwise described in the Plan, the Officer’s Award will be forfeited upon the Officer’s Separation from Service prior to the end of the Performance Period. If the Company terminates an Officer’s employment for Cause during or following the expiration of the Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether the Officer elects Retirement.
5.Section 1(d)(2) (Performance Share Awards – Special Rules for Avangrid Merger) of Attachment D (2023 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(2)    Except as otherwise provided by Section 18.3 of the PEP, the Avangrid Restricted Stock Rights for Terminating Officers shall vest and be delivered to the Terminating Officers within thirty (30) days following the earliest of (i) his or her Qualifying Change in Control Termination, (ii) his or her Disability following the closing of the Merger, (iii) his or her termination of employment following the closing of the Merger due to death, Retirement or Impaction, or (iv) the last day of the Performance Period.
6.This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on this 12 day of March, 2024.
PNM RESOURCES, INC.

By:	/s/ Joseph D. Tarry
Joseph D. Tarry
Its:	President and Chief Operating Officer

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